UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

PERRY ELLIS INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

A. Jeffry Robinson, Esq. Broad & Cassel 2 South Biscayne Boulevard Miami, FL 33131 (305) 373-9400	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Perry Ellis International, Inc., a Florida corporation (“Perry Ellis” or the “Company”), is filing materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders to be held on Friday, July 17, 2015, at a time and location still to be determined, and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). Perry Ellis has not yet filed a preliminary or definitive proxy statement with the SEC in connection with its solicitation of proxies to be used at the 2015 Annual Meeting.

Employee Email Sent on May 14, 2015

Attached hereto is an email sent by Perry Ellis to its employees on May 14, 2015 commenting on the notice that it had received from Legion Partners Holdings, LLC of its intention to nominate three candidates to stand for election to Perry Ellis’ Board of Directors, and present two shareholder proposals, at the Company’s 2015 Annual Meeting.

Important Additional Information And Where To Find It

Perry Ellis, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise can be found in the Company’s proxy statement for its 2014 Annual Meeting of Shareholders, filed with the SEC on April 30, 2014. To the extent holdings of the Company’s securities have changed since the amounts set forth in the Company’s proxy statement for the 2014 Annual Meeting of Shareholders, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov. Perry Ellis intends to file a proxy statement and accompanying WHITE proxy card with the SEC in connection with the solicitation of proxies from Perry Ellis shareholders in connection with the matters to be considered at the Company’s 2015 Annual Meeting of Shareholders. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement for its 2015 Annual Meeting, including the schedules and appendices thereto. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY PERRY ELLIS WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain the Proxy Statement, any amendments or supplements to the Proxy Statement, the accompanying WHITE proxy card, and other documents filed by Perry Ellis with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of the Company’s corporate website at www.pery.com, by writing to the Company’s Corporate Secretary at Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, FL 33172, or by calling the Company’s Corporate Secretary at (305) 873-1245.

[EMPLOYEE EMAIL SENT ON MAY 14, 2015]

To:	All Associates

From:	George Feldenkreis

Date:	May 14, 2015

Subject:	First Quarter Fiscal 2016 Results and Company Update

To Perry Ellis Associates:

Today we announced excellent fiscal First Quarter 2016 financial and operating results – a strong start to the year! Thanks to your hard work, this morning we reported net revenues (sales) of $266 million, gross margin expansion of approximately 35 percent and a significant increase in adjusted earnings per share of $0.99, as compared to the first quarter last year.

In short, Perry Ellis’ strategy is working! Over the past year, we’ve made significant progress on our strategic initiatives, including:

•	Focusing on our core brands

•	Driving international expansion

•	Investing in and expanding our DTC channel

•	Optimizing our competitive positioning in menswear

•	Driving efficiencies and managing costs

Perry Ellis is emerging as a leader in the industry, and I am as optimistic as ever about our future as we continue to execute on our growth and profitability plan and meet our goals.

Notwithstanding our remarkable progress, we received notice from a shareholder, Legion Partners Holdings, LLC (“Legion”) that it intends to nominate three directors to the Company’s seven-member Board of Directors at the 2015 Annual Meeting of Shareholders scheduled to take place on July 17, 2015. Legion is an activist investment firm that has no record of creating value at the companies in which it invests in and neither Legion, nor any of its nominated directors has any experience whatsoever in the wholesale apparel industry.

We will not allow Legion’s campaign to distract us from the task at hand – executing on our priorities, delivering high-quality products to our customers and enhancing value for all of our shareholders.

Perry Ellis has a talented Board of Directors composed of seven proven, highly qualified leaders with a broad range of relevant experience and expertise. Our Board has added three new, highly qualified independent directors over the past 18 months that have brought meaningful perspectives. Collectively, our directors have broad and diverse skill sets and experiences, including in the areas of apparel, merchandising, retailing, e-commerce, branding, marketing, customer service, sales, logistics, operations, distribution, store planning and development. They also have government relations, finance, mergers and acquisitions, capital markets, capital allocation, capital structure, risk management, global operations and strategic planning experience.

Our Board shares the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate Perry Ellis through the complex, competitive global retail and fashion business environment. As we execute on our plans, we will continue to enhance the Board with individuals whom we believe will bring important insights to Perry Ellis as we focus on growing shareholder value.

All of us have worked very hard and diligently to build a great company that originated from very humble beginnings. We should be extremely proud of what we have accomplished over the past half a century, particularly the value that we have created for our stakeholders. Over the years, Perry Ellis has grown considerably – from $33 million in sales in fiscal 1992, the year when we went public, to $890 million in sales in fiscal 2015. Today many of the brands that make up the Perry Ellis portfolio are synonymous with American fashion throughout the world. We are committed to continuing our journey as we work to achieve our goals for the benefit of all Perry Ellis stakeholders.

As always, it is important for Perry Ellis to speak with one voice when sharing any information about our Company or its business with the public. Consistent with company policy, if you receive any inquiries from the media, investor, analyst or any other interested party, please forward them immediately to Cory Shade who will respond on behalf of the Company.

On behalf of the Board and management team, we thank you again for your loyalty, efforts and dedication to the success of Perry Ellis. We are confident that this is just the beginning; the best is yet to come.

Sincerely,

George and Oscar